EXHIBIT 99

                         PRESS RELEASE

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                         PRESS RELEASE

DATE:     October 23, 1997

CONTACT:  Cindy L. Wetzel
          Secretary
          Mid Penn Bancorp, Inc.
          349 Union Street
          Millersburg, PA 17061
          (717) 692-2133


            MID PENN BANCORP, INC. DECLARES CASH DIVIDEND
            AND ANNOUNCES COMMON STOCK REPURCHASE PROGRAM


     The Board of Directors of Mid Penn Bancorp, Inc., the bank holding company of Mid Penn Bank, has declared a quarterly cash dividend of 19 cents per share, payable Monday, November 24, 1997, to shareholders of record Wednesday, November 5, 1997.

     The Board also announced the approval of a plan to purchase, in the open market and in privately negotiated transactions, up to 75,000 shares of its outstanding common stock. The shares are being acquired to satisfy the requirements of the Dividend Reinvestment Plan and the Employee Stock Ownership Plan. Purchases are expected to be funded by using available excess capital. The Corporation does not anticipate a significant reduction in the amount of shares outstanding as a result of stock repurchase transactions.

     Mid Penn Bank, with corporate headquarters in Millersburg, Dauphin County, Pennsylvania, has offices in Dauphin,
Northumberland, Schuylkill, and Cumberland Counties, with total assets of approximately $222 million.